February 25, 1997

Each limited partnership identified as a Type 1, Type 2, Type 3 or Type 4 Partnership on Schedules 1 through 4, respectively

Each Noteholder of a note issued by a Type 3 or Type 4
Partnership listed on Schedules 3 and 4, respectively

Each Partner of a Type 1, Type 2, Type 3 or Type 4 Partnership listed on Schedules 1 through 4, respectively

Each Seller listed on Schedule 5  (other than the IBM Retirement Plan Trust)

Torch Energy Advisors Incorporated
Torch Operating Company
Black Hawk Oil Company

c/o Torch Energy Advisors Incorporated
1221 Lamar, Suite 1600
Houston, Texas  77010

      Re: Acquisition of properties owned by institutional partnership and other oil and gas investment programs (the "Institutional Programs") sponsored by Torch Energy Advisors Incorporated ("Torch")

Gentlemen:

      This letter of intent ("Letter"), when accepted by any one of you, will set forth certain non-binding understandings and certain binding agreements among Bellwether Exploration Company, a Delaware corporation ("Bellwether"), Program Acquisition Company, a Delaware corporation and wholly owned subsidiary of Bellwether ("Buyer"), and those of you who execute a counterpart of this Letter (the "Sellers") with respect to the acquisition by Buyer of the oil and gas properties and certain other assets owned by the Institutional Programs, pursuant to the Transactions described on the attached term sheet ("Term Sheet"). The Term Sheet reflects our understanding of the matters described therein, but is not to constitute a complete statement of, or a legally binding or enforceable agreement of, or commitment on the part of, Buyer or any Seller with respect to the matters described therein. Buyer and the Sellers will negotiate in good faith to arrive at a mutually acceptable definitive agreement ("Agreement"), as contemplated by the Steering Committee Agreement, dated October 24, 1996, between certain of the Sellers ("Steering Committee Agreement"), for approval, execution, and delivery on the earliest reasonably practicable date. Buyer and the Sellers will thereupon use their best efforts to effect the closing and to proceed with the transactions contemplated by the Agreement as promptly as is reasonably practicable.

      Upon execution of counterparts of this Letter by any Seller, the following lettered paragraphs will constitute a separate and legally binding and enforceable agreement of Buyer and such Seller (in recognition of the significant costs to be borne by Buyer and the Sellers in pursuing this Transaction and further in consideration of their mutual undertakings as to the matters described therein). Each Seller shall be responsible for its own

Letter of Intent
February 25,1997

obligations as set forth below and shall have no responsibility, liability or other obligation for or with respect to the obligations of any other Seller.

      (a) ACCESS. Torch shall afford Buyer's employees, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect, investigate, and audit the contracts, operations, and business of the Institutional Programs and Institutional Program Assets (as defined in the Term Sheet) before closing.

      (b) CONSENTS. Buyer and Torch will cooperate with one another and proceed to seek to obtain all necessary consents and approvals necessary to effect the Transactions from lenders, lessors, co-lessees and other parties to material leases, agreements and contracts relating to the Institutional Programs, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Agreement. Each Seller shall cooperate with Buyer and shall proceed to obtain all necessary consents and approvals necessary for such Seller to effect the Transaction to which it is a party.

      (c) EXCLUSIVE DEALING. During the period commencing on the execution of a counterpart of this Letter by a Seller and ending on the date, if any, which such Seller terminates this Letter as provided in paragraph (f) below, such Seller will not negotiate with or enter into agreements with any other parties relative to any disposition of the securities or assets of an Institutional Program, or any part thereof. Without limitation and except as necessary to consummate the Transactions contemplated by this Letter, each Seller will not, directly or indirectly, through any officer, director, agent, or otherwise, (i) solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals, or offers from any potential buyer (other than Buyer) relating to the disposition of the Institutional Programs or Institutional Program Assets, or any part thereof, or (ii) subject to fiduciary obligations under applicable law as advised in writing by counsel, participate in any discussions or negotiations regarding, or furnish to any potential buyer or its representative any information with respect to, the disposition of Institutional Program Assets, or any part thereof, or any interest therein.

      (d) COSTS. Each Seller, the Buyer and Torch will be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants, engineers and other advisors, incurred at any time in connection with this Letter and the pursuing or consummating the Agreement and the transactions contemplated thereby. Nothing herein shall be deemed to change Torch's or any Seller's respective rights and obligations as set forth in the Steering Committee Agreement and the Related Agreement with Torch.

      (e) PUBLIC DISCLOSURE. Before the closing or termination of the Agreement, neither Buyer nor any Seller shall make any public release of information regarding the matters contemplated herein except (i) that a press release shall be issued by Buyer (in such form as the Steering Committee shall approve on behalf of the Sellers) as promptly as is practicable after the execution of this Letter by those Sellers which have the authority to approve the Transactions with respect to Institutional Programs owning over 85% of the value of the reserves owned by all Institutional Programs, as determined by Bellwether, (ii) that Buyer and the Sellers may each continue such communications with employees, customers, suppliers, attorneys, accountants, investment bankers, lenders, lessors, shareholders, regulatory authorities and other particular groups as may be legally required or necessary or appropriate, or (iii) as required by law or regulation.

      (f) TERMINATION. Except with respect to the provisions of paragraphs (d) and (e), any party hereto may terminate its rights and obligations under this Letter and thereafter this Letter shall have no force and effect with respect to such party; further such party shall have no further obligations hereunder if the Agreement is not signed on or before March 31, 1997 by Sellers which have the authority to approve the Transaction with respect to Institutional Programs owning over 95% of the value of the reserves (as set forth on Exhibit A to the Term Sheet) owned by all Institutional Programs, provided that such termination shall not relieve any party of liability for breach of this Letter prior to such Termination.

      If you agree that this Letter represents our mutual understanding and agreement as set forth in the first paragraph above, please so indicate by signing in the space provided below and by returning this Letter to Buyer on

Letter of Intent
February 25,1997

or before March 10, 1997. If this Letter is not so accepted and returned by a Seller by such date, as between Bellwether, Buyer, and such Seller, it shall terminate and be of no further force and effect.

                                          Very truly yours,

                                          BELLWETHER EXPLORATION
                                           COMPANY


                                          By:_____________________________
                                               J. Darby Sere
                                               Chief Executive Officer


                                          PROGRAM ACQUISITION COMPANY


                                          By:_____________________________
                                               J. Darby Sere, President

Letter of Intent
February 25,1997

Accepted and agreed to:

(Print name of Seller)

By:__________________________

Name: _______________________

Title: ________________________

                                   TERM SHEET



Parties:                  Bellwether Exploration Company ("Bellwether").

                          Program Acquisition Company, a Delaware corporation and wholly owned subsidiary of Bellwether ("Buyer").

                          Type  1  Partnerships:   Those  limited  partnerships
                          listed on Schedule 1 to this Term Sheet.

                          Type  2  Partnerships:   Those  limited  partnerships
                          listed on Schedule 2 to this Term Sheet.

                          Type 3 Partnership: The limited partnership listed on Schedule 3 to this Term Sheet.

                          Type 3 Noteholder:  The entity  identified as such on
                          Schedule 3 to this Term Sheet.

                          N.E. Financial, Inc., a Delaware corporation and wholly owned subsidiary of Torch and the sole
                          limited   partnership   of  the  Type  3  Partnership
                          ("NIFI").

                          Type 4 Partnership: The limited partnership listed on Schedule 4 to this Term Sheet.

                          Type 4 Noteholder:  The entity  identified as such on
                          Schedule 4 to this Term Sheet.

                          T.I.  Financial,  Inc.,  a Delaware  corporation  and
                          wholly  owned   subsidiary  of  Torch  and  the  sole
                          limited partner of the Type 4 Partnership ("TIFI").

                          Type 5  Investor:  Each  of the  entities  listed  on
                          Schedule 5 to this Term Sheet.

                          Torch  Energy  Advisors   Incorporated,   a  Delaware
                             corporation ("Torch").

                          Torch Operating Company, a Texas corporation and wholly owned subsidiary of Torch ("TOC").

                          Black Hawk Oil Company, a Delaware corporation and wholly owned subsidiary of Torch ("Black Hawk").

Transaction:              Subject to the terms and  conditions set forth herein
                          and in the Agreement:

                          Type 1 Mergers: Each Type 1 Partnership will merge with and into Buyer and Buyer will survive the Type 1 Mergers. Pursuant to the Type 1 Mergers, the partnership interests held by the partners of each such Type 1 Partnership will be converted into the right to receive cash in the amount set forth on Exhibit A to this Term Sheet, less the Interim Adjustment.

                          Type 2 Mergers: Each Type 2 Partnership will merge with and into Buyer and Buyer will survive the Type 2 Mergers. Pursuant to the Type 2 Mergers, the partnership interests held by the partners of each such Type 2 Partnership will be converted into the right to receive cash in the amount set forth on Exhibit A to this Term Sheet, less the Interim Adjustment.

                          Type 3 Merger: The Type 3 Partnership will merge into Buyer, and Buyer will survive the Type 3 Merger. Pursuant to the Type 3 Merger, the partnership interests held by the partners of the Type 3 Partnership will be converted into the right to receive cash in the amount set forth on Exhibit A to this Term Sheet, less the Interim Adjustment.

                          Type 3 Note Transfer: The Type 3 Noteholder will sell to Buyer the promissory note issued by the Type 3 Partnership and held by the Type 3 Noteholder. The purchase price, payable in cash, will be the amount set forth on Exhibit A, less the Interim Adjustment.

                          Type 4 Merger: The Type 4 Partnership will merge into Buyer, and Buyer will survive the Type 4 Merger. Pursuant to the Type 4 Merger, the partnership interests held by the partners of the Type 4 Partnership will be converted into the right to receive cash in the amount set forth on Exhibit A to this Term Sheet, less the Interim Adjustment.

                          Type 4 Note Transfer: The Type 4 Noteholder will sell to Buyer the promissory note issued by the Type 4 Partnership and held by the Type 4 Noteholder. The purchase price, payable in cash, will be the amount set forth on Exhibit A, less the Interim Adjustment.

                          Type 5 Transfer: Each Type 5 Investor (other than the IBM Retirement Plan Trust) will sell to Buyer (i) the net profits interests ("NPIs") acquired by it pursuant to acquisition agreements between such Type 5 Investor and Torch or an affiliate of Torch, (ii) all accounts receivable and prepaid items existing as of the July 1, 1996 which they have a right to receive pursuant to the NPIs (including receivables due to such Type 5 Investor from Torch and its affiliates) and (iii) all contingent claims and all other rights and obligations under contracts of such Type 5 Investor that relate to the NPIs, whether such claims, obligations and other rights relate to periods before, on or after July 1, 1996; provided that a Type 5 Investor shall not sell to Buyer its right to receive the amounts payable to it pursuant to the Settlement Agreement described below. The purchase price, payable in cash, is the amount set forth on Exhibit A, less the Interim Adjustment.

                          Black Hawk Transfer: Black Hawk will sell to the Buyer
                          (i) the oil and gas properties burdened by the net profits interests owned by the Type 2 Partnerships, the Type 4 Partnership and any Type 5 Investors who participate in the Transactions ("Burdened Properties") which are owned by Black Hawk, and (ii) all accounts receivable and prepaid items existing as of the July 1, 1996 which are related to such Burdened Properties (including receivables due to Black Hawk from Torch and its affiliates) and (iii) all contingent claims and all other rights and obligations under contracts of Black Hawk that relate to such Burdened Properties, whether such claims, obligations and other rights relate to periods before, on or after July 1, 1996. The purchase price, payable in cash, is the amount set forth on Exhibit A, less the Interim Adjustment.

                          TOC Transfers: TOC will sell to the Buyer (i) the Burdened Properties which it owns, (ii) all accounts receivable and prepaid items existing as of the July 1, 1996 which are related to such Burdened Properties (including receivables due to TOC from Torch and its affiliates) and (iii) all contingent claims and all other rights and obligations under contracts of TOC that relate to such Burdened Properties, whether such claims, obligations and other rights relate to periods before, on or after July 1, 1996. The purchase price, payable in cash, is the amount set forth on Exhibit A, less the Interim
                                       -2-

                          Adjustment.

                          The Type 1 Mergers, Type 2 Mergers, Type 3 Merger, Type 3 Note Transfer, Type 4 Merger, Type 4 Note Transfer, Type 5 Transfer, TOC Transfers and Black Hawk Transfers are collectively referred to as the "Transactions." The partners of the Type 1 Partnerships, Type 2 Partnerships, Type 3 Partnership and the Type 4 Partnership, and the Type 5 Investors, the Type 3 Noteholder and Type 4 Noteholder, TIFI, NIFI, TOC and Black Hawk are collectively referred to herein as the "Sellers". The Type 1 Mergers, Type 2 Mergers, Type 3 Merger and Type 4 Merger are collectively referred to as the "Mergers." The Type 1 Partnerships, Type 2 Partnerships, Type 3 Partnership and the Type 4 Partnership are collectively referred to as the Partnerships. The Partnerships and the agreements among the Type 5 Investors and Torch, TOC and/or Black Hawk relating to the purchase of NPIs are referred to as the "Institutional Programs", and the assets being transferred by the Institutional Programs to Buyer are referred to as the Institutional Program Assets

Interim Adjustment:       The  Following  Interim  Adjustments  will be made to
                          the amounts payable to each Seller:

                          Type 1 Mergers: The consideration payable to a partner of a Type 1 Partnership pursuant to a Type 1 Merger will be reduced by the amount of the cash distributions paid to such partner by the Type 1 Partnership between July 1, 1996 and the Closing
                          Date (as defined below).

                          Type 2 Mergers: The consideration payable to a partner of a Type 2 Partnership pursuant to a Type 2 Merger will be reduced by the amount of the cash distributions paid by the Type 2 Partnership to such partner between July 1, 1996 and the Closing Date.

                          Type 3 Merger: The consideration payable to a partner of the Type 3 Partnership pursuant to the Type 3 Merger will be reduced by the amount of the cash distributions paid to such partner by the Type 3 Partnership between July 1, 1996 and the Closing Date.

                          Type 3 Noteholder: The amount payable to the Type 3 Noteholder by the Buyer as the purchase price of the note being sold by such Type 3 Noteholder will be reduced by the amount of payments of principal and interest made on such note between July 1, 1996 and the Closing Date.

                          Type 4 Mergers: The consideration payable to a partner of the Type 4 Partnership pursuant to the Type 4 Merger will be reduced by the amount of the cash distributions paid by the Type 4 Partnership to such partner between July 1, 1996 and the Closing Date.

                          Type 4 Noteholder: The amount payable to the Type 4 Noteholder by the Buyer as the purchase price of the note being sold by such Type 4 Noteholder will be reduced by the amount of payments of principal and interest made on such note between July 1, 1996 and the Closing Date.

                          Type 5 Investor: The purchase price payable to a Type 5 Investor will be reduced by subtracting all amounts paid to such Type 5 Investor by reason of its ownership of the applicable NPI between July 1, 1996 and the Closing Date.

                          Black Hawk: The purchase price payable to Black Hawk will be adjusted by subtracting the excess of the revenues received over the costs paid by Black Hawk with respect to the Burdened Properties owned by it between July 1, 1996 and the Closing Date.

                          TOC: The purchase price payable to TOC will be adjusted by subtracting the excess of the revenues received over the costs paid by TOC with respect to the Burdened Properties owned by it between July 1, 1996 and the Closing Date.

Audit Settlement:         By separate letter agreement (as ultimately executed,
                          the "Settlement Agreement"), Torchmark Corporation
                          ("Torchmark") has offered to pay certain amounts in settlement of all issues referred to in an audit report dated April 29, 1996, prepared by Price
                          Waterhouse LLP. The applicable portions of the settlement amount will be paid to the Type 1, Type 2, Type 3, and Type 4 Partnerships and distributed to the partners thereof in accordance with the applicable partnership agreements, and will be paid to the Type 5
                          Investors. Such distribution to the partners and such payment to the Type 5 Investors will not be counted toward the Interim Adjustment and will therefore not be deducted from the purchase price otherwise payable to the Sellers hereunder. The Torchmark settlement offer shall include mutual releases by and of all Sellers, Bellwether, Buyer and their respective agents, officers, directors and employees, Price
                          Waterhouse L.L.P. and Bernard Feshbach, in form and substance satisfactory to Sellers and Buyer.

Consideration:            The total cash consideration payable by Buyer in
                          connection with the Transactions in cash shall be $188,347,731 (less the Interim Adjustments), plus the
                          Contingent Payment. The Sellers have tentatively allocated the purchase price among the Sellers as described on Exhibit A. All cash amounts payable by Buyer in connection with the Transactions will be paid by wire transfer of immediately available funds to the account of the person entitled thereto as described on Exhibit A.

Contingent Payment:       In addition to the Consideration described above,
                          Buyer will pay the Contingent Payment to each Seller, pro rata in accordance with the ratio described on Exhibit A (calculated before reductions for Interim
                          Adjustments).

                          At the Closing, the Buyer will place into escrow $9,011,853 in cash to secure payment of the Contingent Payment. The amount of the Contingent Payment will be determined on the 30th day following the Closing Date and amounts held in escrow will be immediately thereafter wire transferred to the Sellers and the Buyer, as appropriate, to reflect such calculation. Interest on amounts held in escrow will be distributed to Buyer and Sellers pro-rata based on the amount of principal in the escrow account distributed to each of them.

                          The Contingent Payment payable to all Sellers will equal 13,554,728 times the difference between the Average NYMEX Price (as defined below) per MMBtu of gas and $2.10 per MMBtu of gas. The Average NYMEX Price will be determined based upon closing prices of the New York Mercantile Exchange ("NYMEX") Natural Gas futures contracts for delivery in each of the months of January through December, 1997 (with each contract for delivery in a particular month a "Contract"). The price for each Contract for which trading has closed on or prior to the 30th day following the Closing Date will be equal to the closing price with respect to such Contract on the last day on which such Contract was traded on the NYMEX (e.g., the price for the January 1997 Contract will be equal to the closing price on the last trading day in December 1996 of the NYMEX January 1997 Natural Gas futures contract). The price for each Contract for which trading has not closed on or prior to the 30th day following the Closing Date will be equal to the average of the closing prices with respect to such Contract on each of the days on which such Contract is traded on the NYMEX between the Closing Date and the 30th day following the Closing Date (e.g., (assuming the Closing Date is April 30) the price for the December 1997 Contract will be equal to the average of the closing prices on each trading day beginning May 1 and ending May 29, 1997 for the NYMEX December 1997 Natural Gas futures contract). The Average NYMEX Price will equal the sum of the prices for the January through December 1997 Contracts divided by twelve. The Agreement will set forth the average prices of gas for the months ending prior to the Closing Date.

Payment to Torchmark:     Bellwether  and  Torch  shall  pay $1.5  million  and
                          $500,000  to  Torchmark  to  facilitate   the  mutual
                          releases contemplated by the Settlement Agreement.

Representations:          As applicable to the particular Sellers, Buyer or
                          Bellwether, such party will make customary representations and warranties as to existence and good standing, authorization, execution and delivery, enforceability, legality, and absence of consents or approvals, other than those relating solely to the oil and gas properties being transferred.

                          Each Seller and Buyer will represent that all statements made by them in connection with the Transactions do not contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements made, under the circumstances under which they were made, not misleading.

                          Each Partnership and Type 5 Investor will make a special warranty of title, and each other Seller will warrant title to the partnership interest owned by it, but no other representation or warranty shall be made by any Seller regarding title, environmental, operational, or litigation matters relating to the oil and gas properties transferred in the Transactions.

                          Bellwether and Buyer will also represent that they are not acquiring the properties with a view to resale in violation of applicable securities laws.

                          Bellwether and Torch will represent that the Registration Statement filed with the Securities and Exchange Commission ("Registration Statement") regarding Bellwether's proposed sale of common stock and subordinated notes describes, in all material respects, the payments and all other direct and indirect consideration to be made or paid to Torch and its affiliates by Bellwether and Bellwether's affiliates in connection with the Transactions.

Conditions to the         Unless otherwise waived by Bellwether, all of the
Closing of all            Transactions will close simultaneously. In the event
Transactions:             that one or more of the Sellers does not participate
                          in the Transactions, Buyer will close all other transactions provided that (i) the pre-tax, discounted
                          (at 10%) present value of future net cash flows of proved reserves attributable to the properties which will not be transferred to Buyer (as set forth in the reserve reports referred to in the Registration
                          Statement) is no more than 5% of the total discounted
                          (at 10%) present value of all properties proposed to be transferred to Buyer in the Transactions and (ii) the commercial banks which have agreed to finance the Transactions shall agree to maintain their financing commitment as a result of such Seller's or Sellers' refusals to participate in the Transactions. Buyer will use all reasonable efforts to cause the commercial banks to maintain their commitments if one or more
                          Sellers refuse to participate in the Transactions as described above. The commercial banks have revised their commitment and agreed to provide financing for the Transactions even if the IBM Retirement Plan
                          Trust is not a Seller.

                          Torchmark will have paid all amounts under the Settlement Agreement.

                          Any required consent from a Qualified Professional Asset Manager for a Type 5 Investor necessary to comply with applicable law shall have been received.

                          The receipt of financing will not be a condition to Buyer's and Bellwether's obligations to consummate any of the Transactions.

                          Sellers shall have received a fairness opinion from Petrie Parkman & Co., special advisors to the Sellers, to the extent that the Transaction is fair to the Sellers from a financial perspective.

                          Acceptable mutual releases by Bellwether, Buyer and each of the Sellers, including Torch and Torchmark, of all known and unknown claims, if any, against the others and their respective officers, directors, employees, affiliates and agents, including Price Waterhouse LLP and Bernard Feshbach, directly or through a right of indemnification, arising out of or related to the formation, operation, management, oversight, audit, review and liquidation of the Partnerships and property acquisitions by the Type 5 Investors.

Agreement of Torch:       Torch, as general partner or sponsor of the
                          Institutional Programs, will agree with Bellwether and each of the Sellers to use its reasonable efforts to cause each of the conditions to the consummation of the Transactions which are within Torch's control to be effected as contemplated by the Agreement.

Other Agreements:         The Agreement will provide that neither Torch nor
                          Bellwether will make any agreement with any Seller or other participant in an Institutional Program other than Torch, Torchmark and their respective affiliates, relating to the Transactions other than as provided in the written terms of the Agreement with all Sellers.

Conditions to the Closing For each Merger: The obligations of a Partnership and
of an individual          each of its partners to proceed with a Merger shall be
Transaction:              conditioned on (i) the limited partners of such
                          partnership shall have approved the merger as required by the applicable partnership agreement and state law;
                          (ii) Bellwether and Buyer shall have performed all covenants required by the Agreement to be performed by them; (iii) all representations and warranties made by Bellwether and Buyer shall be true as of the Closing
                          Date. The obligation of Bellwether and Buyer to proceed with a Merger shall be conditioned on (i) the Partnership and its partners shall have performed all covenants required by the Agreement to be performed by them; (ii) all representations and warranties made by the Partnership and its partners in the Agreement shall be true as of the Closing Date; and (iii) there shall have occurred no Material Adverse Change (as hereinafter defined). The obligations of a Partnership, each of the partners and Bellwether and Buyer to proceed with a Merger shall also be subject to (i) no order enjoining the Merger shall have been issued by a court with jurisdiction and no proceedings shall be threatened to such effect and (ii) if any person shall refuse to give consent to the transfer of Material Oil and Gas Properties (as hereinafter defined), the parties shall have been unable to reach a reasonable agreement on a method of dealing with such non-consent.

                          For the Type 3 Note Transfer and the Type 4 Note
                          Transfer: The obligation of a Type 3 Noteholder or Type 4 Noteholder to proceed with a Merger shall be conditioned on (i) Bellwether and Buyer shall have performed all covenants required by the Agreement to be performed by them and (ii) all representations and warranties made by Bellwether and Buyer shall be true as of the Closing Date. The obligation of Bellwether and Buyer to proceed with a Type 3 Note transfer or a Type 4 Note Transfer shall be conditioned on (i) the Type 3 Noteholder or Type 4 Noteholder (as the case may be) shall have performed all covenants required by the Agreement to be performed by them; (ii) all representations and warranties made by the Type 3 Noteholder or Type 4 Noteholder (as the case may be) in the Agreement shall be true as of the Closing Date;
                          (iii) there shall have occurred no Material Adverse Change; (iv) the Type 3 Merger or Type 4 Merger (as the case may be) shall occur simultaneously. The obligations of a Type 3 Noteholder and Type 4 Noteholder and Bellwether and Buyer to proceed with the Type 3 or Type 4 Note Transfer (as the case may be) shall also be subject to (i) no order enjoining the Type 3 Note Transfer or Type 4 Note Transfer shall have been issued by a court with jurisdiction and no proceedings shall be threatened to such effect and
                          (ii) if any person shall refuse to give consent to the transfer of Material Oil and Gas Properties in connection with the Type 3 Merger or Type 4 Merger, the parties shall have been unable to reach a reasonable agreement on a method of dealing with such non-consent.

                          For each Type 5 Transfer: The obligation of a Type 5 Investor to proceed with a Transaction shall be conditioned on (i) Bellwether and Buyer shall have performed all covenants required by the Agreement to be performed by them and (ii) all representations and warranties made by Bellwether and Buyer shall be true as of the Closing Date. The obligation of Bellwether and Buyer to proceed with a Type 5 Transfer shall be conditioned on (i) the Type 5 Investor shall have performed all covenants required by the Agreement to be performed by it; (ii) all representations and warranties made by the Type 5 Investors in the Agreement shall be true as of the Closing Date; and
                          (iii) there shall have occurred no Material Adverse Change. The obligations of a Type 5 Investor and Bellwether and Buyer to proceed with a Transaction shall be subject to (i) no order enjoining the transfer by the Type 5 Investor shall have been issued by a court with jurisdiction and no proceedings shall be threatened to such effect and (ii) if any person shall refuse to give consent to the transfer of NPIs which constitute Material Oil and Gas Properties in connection with the Transaction, the parties shall have been unable to reach a reasonable agreement on a method of dealing with such non-consent.

                          For the Black Hawk Transfer and TOC Transfer: the obligation of Black Hawk and TOC to proceed with the Black Hawk Transfer or the TOC Transfer (as the case may be) shall be conditioned on (i) Bellwether and Buyer shall have performed all covenants required by the Agreement to be performed by them and (ii) all representations and warranties made by Bellwether and Buyer shall be true as of the Closing Date. The obligation of Bellwether to proceed with the Black Hawk Transfer or the TOC Transfers shall be conditioned on (i) Black Hawk or TOC (as the case may be) shall have performed all covenants required by the Agreement to be performed by it; (ii) all representations and warranties made by Black Hawk or TOC (as the case may be) in the Agreement shall be true as of the Closing Date; and (iii) there shall have occurred no Material Adverse Change. The obligations of Black Hawk and TOC and Bellwether and Buyer to proceed with the

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                          Transaction shall be subject to: (i) no order
                          enjoining the Transaction shall have been issued by a court with jurisdiction and no proceedings shall have been threatened to such effect and (ii) if any person shall refuse to give consent to the transfer of Material Oil and Gas Properties in connection with the Transaction, the parties shall have been unable to reach a reasonable agreement on a method of dealing with such non-consent.

                          As used herein, "Material Adverse Change" means an adverse change in the reserves, condition or liabilities of a property or properties being transferred to Buyer in the Transactions which is material to all of the properties being transferred to Buyer, taken as a whole, other than as a result of conditions affecting the oil and gas industry in general (without limitation, a reduction in prevailing prices for oil and gas is not a Material Adverse Change); and "Material Oil and Gas Properties" means those properties, individually or in the aggregate, which if not acquired by Bellwether because of a failure to receive a consent would be material to all of the properties being transferred to Buyer in the Transactions, taken as a whole.

Guaranty:                 In  the  Agreement   Bellwether   will  guaranty  all
                          obligations of Buyer.

SEC Matters:              The Partnerships, Torch, Black Hawk and TOC will
                          provide Bellwether (at Bellwether's expense) access to the information necessary to comply with the reporting requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934.

AFEs Following the execution of the Agreement, Bellwether shall have the right to consent or non-consent to all Authorizations For Expenditures ("AFEs") submitted to the Institutional Programs prior to the Closing if Bellwether reasonably believes that the deadline for responding to any such AFE is likely to pass prior to the Closing; provided, however, that such consent or non-consent by Bellwether does not violate any of the provisions of the constituent documents governing the Institutional Programs.

Deposit: Pursuant to the Agreement, Bellwether will agree to deposit $10 million in escrow which it will forfeit if it fails to close the transaction for reasons other than a breach by any Seller of its obligations under the Agreement.

Deadline for              March 31, 1997.
execution of
definitive
agreement:

Deadline for              April 30, 1997 ("Closing Date").
consummation
of acquisition:

THE MATTERS SET FORTH IN THIS TERM SHEET DO NOT CONSTITUTE A COMPLETE STATEMENT OF OR A LEGALLY BINDING OR ENFORCABLE AGREEMENT OF, OR COMMITMENT ON THE PART OF, BUYER OR ANY SELLER WITH RESPECT TO THE MATTERS DESCRIBED ABOVE.

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